TERMINATION AND SETTLEMENT AGREEMENT

         This TERMINATION AND SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of this 3rd day of January, 1997, by and between Town & Country Corporation ("Town & Country"), a Massachusetts corporation, and C. William Carey ("Carey").

         WHEREAS, over an extended period of time, Carey has been employed by Town & Country in various capacities, including as its President and Chief Executive Officer, and has served each as a Director and Chairman of the Board.

         WHEREAS, the Board of Directors ("the Board") of Town & Country believes it to be in the best interest of Town & Country to terminate Carey's employment without cause, effective upon execution of this Agreement and payment of the obligations to Carey, as set forth herein;

         WHEREAS, the Board believes that, in view of Carey's high personal stature in the jewelry industry and his intimate knowledge of Town & Country, it would be in Town & Country's best interest if Carey would agree to restrictions as to his ability, directly or indirectly, to compete with Town & Country and its subsidiaries, and on his ability, directly and indirectly, to solicit for employment current employees of Town & Country and its subsidiaries;

         WHEREAS, the Board believes that it is in the best interest of Town & Country, in order to provide for a more harmonious period of transition subsequent to Carey's departure, that Carey tender his resignations, and that such resignations be accepted, as a member of the Board and as

Chairman of the Board;

         WHEREAS, the Board recognizes the economic disadvantage to Carey in agreeing to restrict his ability to earn gainful employment in the jewelry industry, since for over 41 years Carey's professional life has been concentrated in the jewelry industry;

         WHEREAS, after considerable negotiations, the Board and Carey have agreed to enter into this Agreement for the purpose of resolving the terms of Carey's termination from Town & Country his resignation as a member and Chairman of the Board and his agreement to refrain from competition with Town & Country, which Agreement will supersede any other agreement of the parties on the subject matter addressed herein;

         WHEREAS, in order to assist Town & Country, including its subsidiaries, during the transition period subsequent to Carey's departure, the Board desires to retain Carey during a two year consulting period following the termination of Carey's employment, and further desires to limit certain voting rights which Carey currently has as a holder of shares of Class B Common Stock of Town & Country, all as more fully set forth in a Consulting Agreement and Side Letter Agreements of even date herewith (together, the "Ancillary Agreements"), which Carey is entering into in consideration of rights granted to Carey in this Agreement and the Ancillary Agreements; and

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

         WHEREAS, Town & Country, acting through its Board, and Carey believe it to be in the best interest of each to set forth in writing their understandings as to their respective rights and obligations upon the termination of Carey's employment, without Cause, from Town & Country as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the following terms and conditions, which the parties hereby acknowledge and agree are in satisfaction of any and all obligations of Town & Country and Carey with respect to and in any way relating to or arising out of Carey's employment and the termination of Carey's employment, the parties agree as follows:

         1. "Town & Country" Defined. The parties acknowledge and agree that the term "Town & Country" includes Town & Country Corporation and each of its divisions, affiliates and subsidiaries, including, but not limited to, Fine Jewelry Group, Inc., and its and their respective officers, directors, employees, agents, successors and assigns.

         2. Termination Status; Effective Date. Carey's employment with Town & Country is terminated without cause, as such term is defined in the Employment Agreement, as of the date of execution of this Agreement (the "Termination Date").

         3. Compensation Payments and Expense Reimbursement.

            (a) Reimbursable Expenses. Contemporaneously with the execution of this Agreement, Town & Country has paid Carey $__________ via wire transfer in immediately

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payable funds, representing reimbursement for all expenses incurred on behalf of
Town & Country for which Carey has submitted appropriate forms for reimbursement through and including the Termination Date. Town & Country shall promptly pay Carey, upon submission of appropriate reimbursement forms, for such additional reasonable expenses incurred on behalf of Town & Country through the Termination Date as and when Carey submits evidence of incurring such expenses to Town & Country.

            (b) Lump Sum Payment. Contemporaneously upon the execution of this Agreement and in consideration of the cancellation of Carey's rights under any agreement with Town & Country, Town & Country has paid Carey $3,568,191, via wire transfer in immediately available funds, representing the lump sum payment required to be paid to Carey upon his termination. The parties agree that no tax withholding shall be required in connection with this payment and that Town & Country will issue Carey a Form 1099 in connection therewith.

         4. Insurance and Other Benefits.

            (a) Health and Medical Benefits. Town & Country shall continue to provide Carey, through and including February 28, 2001, the term of the Employment all health and medical benefits which may be maintained by the Company for its most senior executives, either by including Carey in any group medical plan it may maintain, or by providing comparable coverage through an individual plan. Carey agrees that the first 18 months of such coverage shall be the coverage continuation provided for by COBRA (to be paid by Town & Country) and to execute any documents necessary to continue such coverage, as may be prepared by Town & Country. The parties agree that the provision of such benefits shall be taxable income to Carey under Internal Revenue Code Section 106.

            (b) Key Man Life Insurance Policy. Town & Country shall contemporaneously upon the execution of this Agreement assign to Carey, at his election, all of its rights to the key man life insurance policy currently maintained by the Company on Carey's life, provided Carey tenders to the Company the sum equal to the cash surrender value of such key man life insurance policy plus an amount equal to any paid but unearned premiums on such policy.

            (c) Split Dollar Life Insurance Policy. Town & Country hereby assigns to Carey all of its rights to the split dollar life insurance policy, including assigning the cash surrender value thereof, currently maintained by the Company on Carey's life, and Town & Country shall immediately take such actions as are necessary to eliminate Town & Country's collateral assignment of such split dollar life insurance policy. Further, contemporaneously upon the execution of this Agreement, Town & County has paid to Carey via wire transfer in immediately available funds, the sum of $107,154.64, representing the remaining premium payments due on such split dollar life insurance policy.

            (d) Stock Option Grants Confirmed; Exercise Period Extended. All stock options granted to Carey by Town & Country and vested as of the Termination Date under any Town & Country stock option plan, incentive plan or otherwise, including, but not limited to, the Town & Country 1995 Stock Option and Incentive Plan, as identified in Schedule A attached hereto, are hereby confirmed, and each applicable Stock Option Agreement is hereby amended such that the Exercise Period of each such stock option shall be extended until the fifth (5th) anniversary of the date of this Agreement. Each stock option, together with the underlying shares of Town & Country Class A Common Stock, shall continue to be registered with the Securities and Exchange Commission throughout such five year period.

         5. Resignation as Director and Chairman of the Boards. Effective immediately, Carey hereby tenders his resignation as a member of the Board of Town & Country and the Board of Directors of each subsidiary of Town & Country other than Essex Public Company Limited (Town & Country's subsidiary based in Thailand), and further tenders his resignation as Chairman of the Board of Town & County and of each subsidiary of Town & Country for which he may hold such office (except the Chairmanship of Essex Public Company Limited), Town & Country, on behalf of itself and each of its subsidiaries, hereby accepts each such resignation.

         6. Release. In exchange for the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration provided for in this Agreement, the parties hereby agree to the following:

            (a) Carey hereby releases and forever waives his right to assert any form of legal claim against Town & Country of any kind whatsoever arising from any events, acts or omissions to act from the beginning of time through the date hereof. Carey's waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Town & Country seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise) or the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, liquidated damages, attorneys fees (except as provided in paragraph 20 hereof) and any other costs) against or from Town & Country, relating to any such events, actions or omissions to act. This release of claims includes, without limitation, any claims Carey may have under the Age Discrimination in Employment Act. Carey's waiver and release herein is not intended to, nor does it bar any form of Claim against Town & Country for breach of this Agreement or any of the Ancillary Agreements.

            (b) Carey will not knowingly assist, aid, participate, encourage or solicit (directly and indirectly) any person(s), including, but not limited to, any shareholder(s) of Town & Country, in connection with any contemplated or actual legal proceedings against Town & Country including, without limitation, any shareholders' derivative suit or other claim under the Massachusetts Business Corporation Law, or any claim under the Securities Act of 1933, the Securities Exchange Act of 1934 and Massachusetts "Blue Sky" statutes and regulations, all as amended. In the event Carey is contacted (formally or informally) in connection with any such contemplated or actual legal proceedings against Town & Country including, without limitation, receiving any legal process, he shall immediately inform the Board of such contact. In the event of any suit against Town & Country, Carey will assist Town & Country in the investigation and defense thereof at Town & Country's request and expense.

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

            (c) Town & Country hereby releases and forever waives its right to assert any form of legal claim against Carey of any kind whatsoever arising from any events, acts or omissions to act from the beginning of time through the date hereof. Town & Country's waiver and release herein is intended to bar any form of Claim against Carey seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise) or the recovery of any damages or any other form of monetary recovery whatsoever against or from Carey, relating to any such events, actions or omissions to act. Town & Country's waiver and release herein is not intended to bar any form of Claim against Carey for breach of this Agreement or any of the Ancillary Agreements.

         7. Company Documents, Property, Mail and Phone Calls.

            (a) Upon the request of the Chairman of the Board of Town & Country, Carey shall return as necessary all Town & Country documents and property (other than those specifically agreed to be transferred in connection with the establishment of the consulting arrangement pursuant to the Consulting Agreement of even date herewith) including, without limitation, all computer software and documentation, all computer disks, all sales reports, sales projections, customer lists and company financial information (the "Company Information"); provided, however, that Carey may use the Company Information on a confidential basis in connection with the performance of his duties under the Consulting Agreement.

            (b) Town & Country shall use its best efforts to forward immediately any personal mail or telephone calls to a local address and telephone number provided by

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Carey. Carey shall use his best efforts to forward any company mail or telephone calls to Town & Country.

            (c) Carey shall be provided access, during normal business hours, of records of Town & Country which may directly relate to Carey, including personal tax matters, litigation in which Carey is a named party and similar records.

         8.       Confidentiality.

            (a) Carey expressly acknowledges and agrees that all information relating in any way to the subject matter of this Agreement, including the existence of and terms of this Agreement, shall be held confidential by him and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency, except to comply with state or federal law, including, but not limited to, the Securities and Exchange Commission and the Internal Revenue Service, and in addition, Carey may use this Agreement in any litigation or proceeding brought against Carey in connection with this Agreement or any payments made hereunder.

            (b) Carey agrees that he will not use for his own benefit nor disclose to third persons any trade secrets and/or confidential information, except to the extent that such trade secrets and/or confidential information (i) were known to Carey prior to his employment by Town & Country, (ii) are authorized in writing by Town & Country to be used or disclosed, (iii) were in or became part of the public domain (other than through

Carey in breach of this provision), or (iv) were required to be disclosed by a court or governmental agency.

         9.       Non-Competition Agreement.

            (a) Noncompetition. For a period of two years after the Termination Date, Carey will not, anywhere in the United States of America (excluding any territory or possession thereof): (i) compete with Town & Country in the Jewelry Business (as hereinafter defined), or (ii) otherwise interfere with, disrupt, or attempt to interfere with or disrupt the relationship between Town & Country and any customer, supplier, lessor, licensor, manufacturer, contractor, designer or employee of Town & Country.

            (b) "Compete". The term "compete", used in this Section shall mean directly or indirectly, or by association with any entity or business, either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder (other than of a corporation whose stock is listed on a national securities exchange, provided that Carey at no time owns directly or indirectly more than 4.9% of the outstanding voting securities of any class of any such corporation).

            (c) "Jewelry Business". The term "Jewelry Business", as used in this Section, shall mean the business of manufacturing and distributing jewelry products in which Town & Country is engaged on the Termination Date, provided, however, that the term "Jewelry Business" shall not include the procurement and distribution of rough diamonds or loose diamonds (including diamonds in settings of three stones or less).

            (d) Enforcement. Carey acknowledges that Town & Country will suffer irreparable harm and substantial damages not readily ascertainable or compensable in terms of money in the event of a breach of any of Carey's obligations under this Section. Carey therefore agrees that Town & Country shall be entitled (in addition to and not in lieu of any other remedies or rights otherwise available to Town & Country) to obtain an injunction in a court of competent jurisdiction prohibiting the breach of this Section 9, and Carey specifically submits himself to the jurisdiction and venue of the courts of the Commonwealth of Massachusetts for the purposes of any such action.

            (e) Notwithstanding any of the foregoing provisions contained in this Section, Town & Country expressly acknowledges and agrees that Carey shall be permitted to own stock in and act as a director, officer, employee or consultant to Little Switzerland, Inc. and L.S. Wholesale, Inc., and shall be permitted to act in accordance with the Ancillary Agreements.

         10. Non-Disparagement.

            (a) Carey agrees that he will not make any statements that are disparaging about or adverse to Town & Country's business interests (including its officers, directors and employees) or which are intended to harm Town & Country's reputation, including, but not limited to, any statements that disparage any operations, products, services, finances, capability or any other aspect of Town & Country's business.

            (b) Town & Country agrees that it will not make any statements that are disparaging about Carey's business performance or adverse to Carey's professional reputation or which are intended to harm Carey's professional or personal reputation. All statements by Town & Country's Directors and executive officers made to the investment community, current employees, customers. media and others regarding Carey's departure shall be consistent with the press release and related written statements jointly approved and issued contemporaneously with this Agreement.

         11. Indemnification and Insurance. Town & Country shall continue to indemnify Carey, to the fullest extent provided under its Articles of Incorporation, with respect to any matter pertaining to his association with Town & Country, including his past service as an officer and Director; and Town & Country shall continue to include Carey's past service as an officer and Director for period of not less than five years following the Termination Date, under directors and officers' insurance coverage with the same insurance carrier, in the same amount and to the same extent provided to other Directors and officers of Town & Country. From time to time, at Carey's request, Town & Country shall cause its insurance carrier to certify that Carey is so covered.

         In case any proceeding (including any governmental investigation) shall be instituted involving Carey in respect of which indemnity may be sought pursuant to this Section 11, Carey shall promptly notify Town & Country in writing. In case any such proceeding shall be brought against Carey and he shall notify Town & Country of the commencement thereof, Town & Country shall be entitled to participate therein and, to the extent that it shall desire, to assume the defense thereof, with counsel selected by Town & Country and reasonably satisfactory to Carey, and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, Carey shall have the right to retain his own counsel at his own expense.

Notwithstanding the foregoing, Town & Country shall pay as incurred the fees and expenses of the counsel retained by Carey in the event (i) Town & Country and Carey shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both Town & Country and Carey and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Town & Country shall not be liable for any settlement of any claim or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Town & Country agrees to indemnify Carey under this Section 11 from and against any loss or liability by reason of such settlement or judgment.

         12. Entire Agreement; Governing Law. Except as expressly provided for in this Agreement, this Agreement supersedes any and all prior oral and/or written agreements between Town & Country and Carey, including but not limited to the Employment Agreement and any and all correspondence relating to such employment, and sets forth the entire agreement between Town & Country and Carey with respect to the matters addressed herein. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

         13. Further Assurances. From and after the date of this Agreement, upon the request of Carey or Town & Country, Carey and Town & Country shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm or to carry out and effectuate fully the intent and purposes of this Agreement and the Ancillary

Agreements.

         14. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

         15. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         16. Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         17. Notices. The parties expressly agree that any notices to be given hereunder shall be in writing and shall be sent by U.S. Registered or Certified Mail, Return Receipt Requested, or via a delivery service providing evidence of delivery, addressed to the parties at their addresses set forth below, or at such other address as either may designate by notice as aforesaid.

                  Address for Town & Country:

                           Town & Country Corporation
                           25 Union Street
                           Chelsea, MA  02150
                           Attn:  Chairman of the Board

                  With a copy to:

                           Goodwin, Procter & Hoar
                           Exchange Place
                           53 State Street
                           Boston, MA 02109
                           Attn:  Richard E. Floor, Esq.


                  Address for Carey:

                           C. William Carey
                           20 Rowes Wharf, PH 8
                           Boston, MA  02110

                  With a copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, MA 02111
                           Attn:  Stanford N. Goldman, Jr., Esq.


         18. Representation of Carey. Carey hereby acknowledges that he has read this Agreement carefully, that he has been afforded sufficient time to understand the terms and effects of this Agreement, that he has been advised and encouraged to consult with legal and/or other counsel and in fact he has consulted with legal counsel, that he voluntarily is entering into and executing this Agreement and that neither Town & Country nor its agents or representatives have made any representations inconsistent with the terms and effects of this Agreement.

         19. Opinion of Counsel, Statement of Officers. Town & Country has caused to be provided to Carey: (i) a certificate of the Clerk or Assistant Clerk of Town & Country certifying the due adoption of resolutions approving the terms of this Agreement; and (ii) a statement signed by an authorized officer of Town & Country familiar with its financial condition, stating that Town & Country has a positive net worth as of the date hereof.

         20. Expenses. Town & Country shall reimburse Carey for legal (and accounting) fees and expenses incurred by Carey in connection with matters associated with his termination.

         22. Headings. The section and paragraph headings contained in this Agreement are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

         23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as a document under seal as of the date first written above.

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TOWN & COUNTRY CORPORATION:                  EMPLOYEE:

                                             /s/ C. William Carey

By: /S/ William Schawbel                     ______________________________
    ___________________________
                                             C. William Carey
Name:   William Schawbel
      _________________________

Title:  Interim President
       ________________________

TOWN & COUNTRY FINE JEWELRY
GROUP, INC.


By: /S/ William Schawbel
    ___________________________

Name:   William Schawbel
      _________________________

Title:  Interim President
       ________________________

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                                   SCHEDULE A

                            Schedule of Stock Options


         1. Non-Qualified Stock Option Agreement dated as of March 1, 1996 for 206,545 fully vested shares at an option exercise price per share of $0.6875.

         2. Non-Qualified Stock Option Agreement dated as of March 1, 1996 for 360,000 fully vested shares at an option exercise price per share of $0.625.

         3. Non-Qualified Stock Option Agreement dated May 14, 1993 for 1,000,000 fully vested shares at an option exercise price per share of $2.75, repriced to an option exercise price of $0.8125 on September 18, 1995.